Exhibit 99.1

Ideanomics Enters Into A Cross-Border Trade Finance Agreement With Ningbo Free Trade Zone Cross-Border Supply Chain Management and Settlement Technology Co., Ltd

Ideanomics to provide 3 key digital financial solutions for clients: "easy enterprise financing platform", cross-border trade finance RMB channel settlement technology, and cross-border "digital union pay”

NEW YORK, January 10, 2019 /PRNewswire/ -- Ideanomics (NASDAQ: IDEX) ("Ideanomics" or the "Company"), a leading global fintech and asset digitization services company, is pleased to announce it has entered into an agreement with Ningbo Free Trade Zone Cross-Border Supply Chain Management and Settlement Technology Co., Ltd (NFTZ) to service cross-border supply chain management and trade finance services.

The Ningbo Free Trade Zone services the Port of Ningbo-Zhoushan.

The Port of Ningbo-Zhoushan holds the crown for being the first port to handle 1 billion tonnes in cargo throughput in a calendar year.

Through this agreement, Ideanomics will have multiple revenue stream opportunities including a share of the fees in connection with the payment and settlement of up to RMB 500 million ($74M) per day in the Ningbo Free Trade Zone.

According the terms of the agreement, Ideanomics will provide client referral services, fintech service support for NFTZ Clearing Company’s platform, including risk management technology through artificial intelligence (AI), blockchain-based supply chain management and finance, and other big data management technology platforms. This includes Ideanomics blockchain finance and management platforms partners Bubi.cn and Jingtum, and the supply chain finance platform that is being created in partnership with Heying Fund Management, Cosco - Yuan Hai Fund Management, as was previous announced by Ideanomics.

Together with NFTZ, Ideanomics will conduct in-depth collaboration in cross-border supply chain management and payment and settlement business in areas such as:

•	Cross-border RMB pricing settlement business (provided value is not higher than RMB 500 million per day);

•	Insurance Technology Innovation Products (a value-added services);

•	Platform financing services;

•	Digital asset trading services under the supply chain fund;

•	Import and export tax rebate facilitation services;

•	Introduce Artificial Intelligence (AI), based on a blockchain supply chain management, finance and other big data management technology platforms.

About Ningbo Free Trade Zone

Ningbo Free Trade Zone, Ningbo Export Processing Zone, and Ningbo Bonded Logistics Zone lies on the west coast of the Pacific Ocean, in the middle of the coastline of Chinese Mainland, at the south of The Yangtze River Delta. It is adjacent to the international metropolitan city, Shanghai. Located at the east of Ningbo, with Ningbo Beilun Port, the second largest port in Chinese Mainland as the neighbor, the area has a complete transportation network composed of expressway, railway, and sea wharf.

About Ningbo Port

Ningbo Port consists of 5 port areas of Beilun, Zhenhai, Ningbo old port, Daxie and Chuanshan. It is a modern comprehensive multifunctional deep water port, combining inland, estuary and coastal harbors. now there are 191 operational berths including 39 deep water berths with 10,000 and more tonnage. The larger ones include the 250,000 tonnage crude oil terminal, the 200,000 tonnage ore discharging berth (also for 300,000 tonnage ships), the specialized terminal for the 6th generation container vessel and the 50,000 tonnage berth dedicated for liquid chemical products. Up to now shipping lines have been opened to more than 560 ports of over 90 countries and regions.

The main business of Ningbo Port covers handling, storage and transshipment of imported iron ore, container for foreign and domestic trade, crude and finished oil, liquid chemicals, coal and other bulk and general goods.

About Ideanomics

Ideanomics seeks to become a leading fintech company by combining deal origination and enablement with the application of blockchain and artificial intelligence technologies as part of the next-generation of financial services.

The company is headquartered in New York, NY, and has offices in Hong Kong and Beijing, China. It also has a planned global center for Technology and Innovation in West Hartford, CT, named Fintech Village.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements". All statements other than statements of historical fact included herein are "forward- looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties, and include statements regarding our intention to transition our business model to become a next-generation financial technology company, our business strategy and planned product offerings, our intention to phase out our oil trading and consumer electronics businesses, and potential future financial results. Although the Company believes that the expectations reflected in such forward- looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of risks and uncertainties, such as risks related to: our ability to continue as a going concern; our ability to raise additional financing to meet our business requirements; the transformation of our business model; fluctuations in our operating results; strain to our personnel management, financial systems and other resources as we grow our business; our ability to attract and retain key employees and senior management; competitive pressure; our international operations; and other risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on the SEC website at www.sec.gov.. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Investor Relations Contact

Tony Sklar, VP of Communications and Investor Relations

Tel: +1-212-206-1216

Email: ir@ideanomics.com

www.ideanomics.com